Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

APPELLATE COURT ISSUES STAY IN CYBEX PRODUCT LIABILITY SUIT

MEDWAY, MA, May 26, 2011 – Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment, is providing an update regarding the previously announced litigation, Barnhard v. Cybex International, Inc. The Company reported today that the Appellate Division, Fourth Judicial Department, of the Supreme Court of the State of New York has granted the Company’s motion for a stay of enforcement of the judgment in the Barnhard litigation, during the pendency of the Company’s appeals, subject to the posting of collateral aggregating $10,000,000. The Company is in the process of posting this collateral, which it anticipates completing by June 6, 2011.

The Company strongly believes that it was not negligent and is in no way responsible for the accident that is the basis of the suit, and intends to vigorously pursue all avenues to attain a reversal or substantial reduction of this judgment. In this regard, the Company has filed appeals of post trial orders and the judgment in this case with the Appellate Division. The stay prohibits the plaintiff from attempting to enforce the judgment during the appellate process. The Company expects a decision on its appeals within the next six to twelve months.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The CYBEX product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Institute for Exercise Science, CYBEX fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on CYBEX and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, the resolution of litigation involving the Company, the ability of the Company to comply with the terms of its credit facilities, competitive factors, technological and product developments, market demand, and economic conditions. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2010, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 14, 2011.

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